Exhibit 99.1

news release

For Immediate Release

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Investor Relations
(650) 454-2331	(650) 454-2648
ami.knoefler@facetbiotech.com	jean.suzuki@facetbiotech.com

FACET BIOTECH ELECTS KURT VON EMSTER TO BOARD OF DIRECTORS

Redwood City, CA, Feb 24, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today announced the election of Kurt von Emster as a member of its board of directors.

“We are pleased to welcome Kurt, a biotechnology veteran, to Facet’s board,” said Brad Goodwin, chairperson of Facet Biotech’s board of directors. “Kurt’s thorough understanding of the industry and his solid financial and investment expertise will provide a unique perspective as we work to establish Facet as a promising, oncology-focused biotechnology company.”

Since November 2000, von Emster has been Managing Director of MPM BioEquities and serves as Portfolio Manager for the MPM BioEquities Fund.  From July 1989 to November 2000, he was with the Franklin Templeton Group, most recently as a Vice President and Portfolio Manager.  He is currently a member of the board of directors at Somaxon Pharmaceuticals, Inc., a public biotechnology company.  He is a Chartered Financial Analyst (CFA), a member of the Association for Investment Management and Research and of the Security Analysts of San Francisco, and received his B.S. from the University of California at Santa Barbara.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products and leveraging its research and development capabilities to identify and develop new oncology drugs. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.